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                                                                EXHIBIT 21.1


                           Subsidiaries of the Registrant


The Company has the following wholly-owned subsidiaries:

1.  TSI Licensing, Inc.
    State of Incorporation: Delaware
    Date of Incorporation: May 24, 1994

2.  N2K Japan Inc.
    Jurisdiction of Organization: Japan
    Date of Organization: August 5, 1996